Exhibit 19(a)(5)

Item 4.01(a). Dismissal of Independent Registered Public Accounting Firm.

On March 16, 2026, the Audit Committee (the “Audit Committee”) of the Board of Directors of C1 Fund Inc. (the “Fund”) approved the dismissal of BDO USA, P.C. (“BDO”) as the Fund’s independent registered public accounting firm effective as of March 16, 2026.

BDO’s report on the Fund’s financial statements as of April 7, 2025 and for the period from August 16, 2024 (inception) to April 7, 2025 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Except as described in the letter from BDO dated March 24, 2026 (the “BDO Letter”), from inception to present, there were no “disagreements,” as such term is described in Item 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, and the related instructions thereto (“Regulation S-K”), with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement(s) in connection with its report on the Fund’s financial statements for the relevant year.

However, in the BDO Letter, BDO identified and communicated to the Fund material weaknesses that existed in the Fund’s internal control over financial reporting as of December 31, 2025, which constitute “reportable events” as such term is described in Item 304(a)(1)(v) of Regulation S-K. Specifically, BDO identified material weaknesses related to the lack of sufficient personnel with an appropriate level of internal control and accounting knowledge, skills, training and experience commensurate with the Fund’s financial reporting requirements and managing a closed-end investment company registered under the Investment Company Act of 1940, and the rules thereunder (the “40 Act”). BDO state that this material weakness contributed to additional material weaknesses in the Fund’s financial reporting processes, as management did not design and maintain effective controls over:

(1)	segregation of duties related to the Fund’s treasury process;

(2)	valuation policies and procedures to meet the Fund’s requirements under Rule 2a-5 of the 40 Act and with FASB Accounting Standards Codification Topic 820, Fair Value Measurement (“ASC 820”);

(3)	the review of third-party valuations;

(4)	review and monitoring for compliance related to taxation for regulated investment companies (specifically Subchapter M of the Internal Revenue Code);

(5)	policies and procedures related to the accrual and approval of expenses; and

(6)	policies and procedures related to the review and approval of the financial statements and financial reporting package.

These material weaknesses were discussed among management, the Audit Committee and the Board of Directors of the Fund. The Fund has authorized BDO to respond fully to the inquiries of CBIZ CPAs P.C. (“CBIZ”), the Fund’s successor independent registered public accounting firm, concerning the subject matter of the reportable events described above.

A copy of BDO’s letter dated March 24, 2026 was filed as Exhibit 16.1 to the Fund’s Current Report on Form 8-K/A filed with the SEC on March 26, 2026 and is incorporated herein by reference.

Item 4.01(b). Engagement of New Independent Registered Public Accounting Firm.

On March 17, 2026, the Fund engaged CBIZ CPAs P.C. (“CBIZ”) as the Fund’s independent registered public accounting firm effective immediately, including for the purpose of the Fund’s audit for the fiscal year ending December 31, 2025, as determined by the Fund’s Audit Committee, which comprises all of the independent members of, and a majority of, the Fund’s Board of Directors.

Since the Fund’s incorporation, neither the Fund nor any person on its behalf consulted with CBIZ with respect to either (i) the application of accounting principles to a specified transaction (either completed or proposed), or the type of audit opinion that might be rendered on the Fund’s financial statements, and neither a written report was provided to the Fund nor oral advice was provided that CBIZ concluded was an important factor in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” as such terms are described in Items 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K, respectively.